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                                  EXHIBIT 10.37


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made as of July 1, 2003, by AirComp L.L.C., a Delaware limited liability company (the "Employer"), and Terry Keane, an individual resident in Spring, Texas (the "Executive").

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

         "AGREEMENT"--this Employment Agreement, including Exhibits ____ and ____ hereto, as amended from time to time.

         "BASIC COMPENSATION"--Salary and Benefits.

         "BENEFITS"--as defined in Section 3.1(b).

         "CHANGE OF CONTROL"--for purposes of this Agreement, a "Change of Control" shall occur if (i) the Employer shall not be the surviving entity in any merger or consolidation; or (ii) the Employer sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly owned subsidiary of the Employer); or (iii) the Employer is dissolved or liquidated; or (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934 (other than M-I L.L.C., Mountain Compressed Air, Inc. or any of their respective affiliates) acquires or gains ownership or control of more than 50% of the outstanding membership interests of Employer after the date hereof.

         "CONFIDENTIAL INFORMATION"--any and all:

                  (a) trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented, that is a trade secret within the meaning of the laws of the State of Texas; and

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                  (b) information concerning the business and affairs of the
         Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

                  (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

         "DISABILITY"--as defined in Section 6.2.

         "EBITDA PLAN"--the plan attached to this Agreement which sets forth the EBITDA goals and objectives of the Company for the six months period from July 1, 2003 through December 31, 2003. For each subsequent Fiscal Year, the Executive and Employer will agree in writing to the EBITDA Plan.

         "EFFECTIVE DATE"--the date stated in the first paragraph of the Agreement.

         "EMPLOYMENT PERIOD"--the term of the Executive's employment under this Agreement.

         "FISCAL YEAR"--the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

         "FOR CAUSE"--as defined in Section 6.3.

         "FOR GOOD REASON"--as defined in Section 6.4.

         "INCENTIVE COMPENSATION"--as defined in Section 3.2, which in cases of a prorated amount of Incentive Compensation for a portion of such Fiscal Year shall mean the actual and EBITDA Plan numbers shall be prorated not the percentages of the Incentive Compensation for such Fiscal Year.

         "MANAGEMENT COMMITTEE"--is the Management Committee of the Employer which manages the Employer.

         "NON-COMPETITION AGREEMENT"--as defined in Section 6.3.

         "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

         "POST-EMPLOYMENT PERIOD"--as defined in Section 8.2.

         "PROPRIETARY ITEMS"--as defined in Section 7.2(a)(iv).

         "SALARY"--as defined in Section 3.1(a).

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2.       EMPLOYMENT TERMS AND DUTIES

         2.1      EMPLOYMENT

         The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

         2.2      TERM

         Subject to the provisions of Section 6, the term of the Executive's employment under this Agreement will be four years, beginning on the Effective Date and ending on the fourth anniversary of the Effective Date.

         2.3      DUTIES

         The Executive will have such duties as are assigned or delegated to the Executive by the Management Committee, and will initially serve as Chief Executive Officer of the Employer. The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his reasonable best efforts to promote the success of the Employer's business, and will cooperate fully with the Management Committee in the advancement of the best interests of the Employer. Executive will be based in Houston, Texas, but will be asked to travel as necessary to perform his duties under this Agreement and as requested by the Management Committee.

3.       COMPENSATION

         3.1      BASIC COMPENSATION

                  (a) SALARY. The Executive will be paid an annual salary of $144,000.00 (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Management Committee not less frequently than annually, and may be adjusted upward in the sole discretion of the Management Committee, but in no event will the Salary be less than $144,000.00 per year.

                  (b) BENEFITS. The Executive will, during the Employment Period, be permitted to participate in such 401(k) plan, profit sharing, bonus, life insurance, medical coverage, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits"). The Executive will be provided medical coverage by the Employer at no expense or contribution by the Executive. Medical coverage will begin on the Effective Date of this Agreement.

         3.2      INCENTIVE COMPENSATION

         As additional compensation (the "Incentive Compensation") for the services to be rendered by the Executive pursuant to this Agreement, the Employer will pay the Executive with respect to each Fiscal Year during the Employment Period, an amount equal to (i) forty five percent (45%) of the Executive's Salary in the event that the Company meets the EBITDA Plan for each Fiscal Year or in the case of Fiscal Year 2003, the pro rata amount, or (ii) a pro rata amount between forty five percent (45%) and ninety percent (90%) of


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Executive's Salary in the event that the Company exceeds by fifty percent (50%)
up to one hundred forty nine percent (149%) of the EBITDA Plan for each Fiscal Year of the Agreement or in the case of Fiscal Year 2003, a pro rata amount, or
(iii) ninety percent (90%) of Executive's Salary in the event that the Company exceeds, by one hundred fifty percent (150%) or more, the EBITDA Plan for each Fiscal Year or in the case of Fiscal Year 2003, the pro rata amount. The Incentive Compensation to be earned in Section 3.2(i), (ii) or (iii) shall not be cumulative as to any one year. Whether the Company meets the EBITDA Plan as attached hereto for each Fiscal Year or in the case of Fiscal Year 2003, the pro rata amount will be determined by the Company's certified public accounting firm regularly engaged by Employer. The Incentive Compensation shall be paid on or before March 31, of each subsequent Fiscal Year in which such Incentive Compensation was earned.

4.       FACILITIES AND EXPENSES

         4.1      GENERAL

         The Employer will furnish the Executive office space, equipment, clerical support, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive's duties under this Agreement. The Employer will pay the Executive's dues in such professional societies and organizations as the Management Committee deems appropriate, and will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive's duties pursuant to this Agreement, and in accordance with the Employer's employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Employer's policies. The Management Committee will approve Executive for an American Express Platinum card.

         4.2      AUTOMOBILE

         The Executive will own his own automobile, and maintain and insure it at his own expense, for his business use in connection with his employment under this Agreement and the Employer will pay Executive $600.00 per month as an automobile allowance which will be taxable to Executive. Such automobile allowance will cover all automobile expenses in and around the Houston, Texas area, provided, however, that Executive will be paid the Standard IRS rate (currently $.36/mile) for mileage outside the Houston, Texas area.

5.       VACATIONS AND HOLIDAYS

         The Executive will be entitled to three weeks' paid vacation each Fiscal Year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. Executive must notify the Management Committee of such time or times used for vacation. The Executive will also be entitled to the paid holidays set forth in the Employer's policies. Vacation days and holidays during any Fiscal Year that are not used by the Executive during such Fiscal Year may not be used in any subsequent Fiscal Year.

6.       TERMINATION

         6.1      EVENTS OF TERMINATION

         The Employment Period, the Executive's Basic Compensation and Incentive Compensation, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

                  (a) upon the death of the Executive;

                  (b) upon the disability of the Executive (as defined in Section 6.2) immediately upon notice from either party to the other;

                  (c) for cause (as defined in Section 6.3), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify;

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                  (d) for good reason (as defined in Section 6.4) upon not less than thirty days' prior notice from the Executive to the Employer;

                  (e) without cause, immediately upon notice from either party hereto or at such later time as such notice may specify; or

                  (f) upon written notice from Executive to Employer within thirty (30) days following the consummation of a Change of Control (as defined herein).

         6.2      DEFINITION OF DISABILITY

         For purposes of Section 6.1, the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the Executive's duties under this Agreement for 120 consecutive days, or 180 days during any twelve-month period, as determined in accordance with this
Section 6.2. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this Section 6.2 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead, under this
Section 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

         6.3      DEFINITION OF "FOR CAUSE"

         For purposes of Section 6.1, the phrase "for cause" means: (a) the Executive's breach of this Agreement; (b) the Executive's failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; or (e) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

         6.4      DEFINITION OF "GOOD REASON"

         For purposes of Section 6.1, the phrase "for good reason" means any of the following: (a) The Employer's breach of this Agreement; (b) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date.

         6.5      TERMINATION PAY

         Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this
Section 6.5, and in lieu of all other amounts and in settlement and complete


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release of all claims the Executive may have against the Employer. For purposes of this Section 6.5, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

         (a) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. If the Executive terminates this Agreement for good reason, the Employer will pay the Executive
(i) the Executive's Salary in effect for the remainder, if any, of the calendar month in which such termination is effective and for six consecutive calendar months thereafter, (ii) that portion of the Executive's Incentive Compensation, if any, for the Fiscal Year during which the termination is effective, prorated through the date of termination, and (iii) medical coverage for Executive at no expense to Executive for six months following termination.

         (b) TERMINATION BY THE EMPLOYER FOR CAUSE. If the Employer terminates this Agreement for cause, the Executive will be entitled to receive his Salary only through the date such termination is effective, but will not be entitled to any Incentive Compensation for the Fiscal Year during which such termination occurs or any subsequent Fiscal Years.

         (c) TERMINATION UPON DISABILITY. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under
Section 6.2, the Employer will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and for the lesser of (a) three consecutive months thereafter, or (b) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Employer to the Executive. In addition, Executive will receive that portion of the Incentive Compensation, if any, for the Fiscal Year during which his disability occurs prorated through the date of termination.

         (d) TERMINATION UPON DEATH. If this Agreement is terminated because of the Executive's death, the Executive will be entitled to receive his Salary through the end of the calendar month in which his death occurs, and that part of the Executive's Incentive Compensation, if any, for the Fiscal Year during which his death occurs, prorated through the end of the calendar month during which his death occurs.

         (e) TERMINATION WITHOUT CAUSE. If this Agreement is terminated by Employer without cause, the Executive will be entitled to receive his Salary for six consecutive calendar months thereafter and that portion of Executive Incentive Compensation, if any, for the Fiscal Year during which the termination is effective, prorated through the date of termination, payment of accrued but unused vacation and medical coverage for six months following termination. If the Executive terminates this Agreement, without cause, Executive will be entitled to his Salary only through the date such termination is effective and no Incentive Compensation for the Fiscal Year during which such termination occurs or any subsequent Fiscal Years. In addition, if Executive terminates this Agreement without cause, Employer may request in writing that Executive delay the effectiveness of such termination for up to sixty days during which Executive will be entitled to his Salary through the date such termination is effective.

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         (f) TERMINATION BY EXECUTIVE OR CHANGE OF CONTROL. If the Executive
upon the consummation of a Change of Control of the Employer does not accept employment with the Employer's successor following such Change of Control, then Executive may terminate this Agreement and will be entitled to receive his Salary for twenty four consecutive calendar months in accordance with normal payroll practices of Employer, and that portion of the Executive Incentive Compensation for the Fiscal Year during which such Change in Control occurred. Executive will not be entitled to any compensation hereunder if Executive terminates this Agreement pursuant to Section 6.1(f) and Executive is employed in any capacity (except as a consultant for not more than 90 days) by the person or entity which caused the Change of Control within a period of six months following notice of termination by Executive pursuant to Section 6.1(f) hereof. In the event that Executive terminates this Agreement pursuant to Section 6.1(f) hereof, and receives any payments under this Section 6.5(f) and is also employed by the Employer or the person or entity causing the Change of Control (i) within six months of such termination, then Executive will immediately remit to Employer all payments made by Employer to Executive pursuant to this Section 6.5(f) since the date of employment or, (ii) more than six months following such termination, then Executive will no longer be entitled to any payments pursuant to this Section 6.5(f). In addition, in the event that Executive terminates this Agreement pursuant to this Section 6.5(f), Executive shall be provided medical coverage for one year following termination.

         (g) BENEFITS. The Executive's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. The Executive will not receive, as part of his termination pay pursuant to this Section 6, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement unless the Management Committee agrees in its sole discretion to such payment or other compensation. Any payment of Incentive Compensation under this Section 6.5 shall be made as described in Section 3.2 hereof.

7.       NON-DISCLOSURE COVENANT

         7.1      ACKNOWLEDGMENTS BY THE EXECUTIVE

         The Executive acknowledges that (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; and (c) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

         7.2      COVENANTS OF THE EXECUTIVE

         In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

         (a)      CONFIDENTIALITY.

                           (1) During and following the Employment Period, for a
                  period of three years, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

                           (2) Any trade secrets of the Employer will be
                  entitled to all of the protections and benefits under the laws of the State of Texas and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade


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                  secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submits proof of the economic value of any trade secret or post a bond or other security.

                           (3) None of the foregoing obligations and
                  restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

                           (4) The Executive will not remove from the Employer's
                  premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

         7.3      DISPUTES OR CONTROVERSIES

         The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8.       NON-COMPETITION AND NON-INTERFERENCE COVENANTS

         8.1      ACKNOWLEDGMENTS BY THE EXECUTIVE

         The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer's business is worldwide in scope and its products are marketed throughout the world; (c) the Employer competes with other businesses that are or could be located in any part of the world; and (d) the provisions of this Section 8 are reasonable and necessary to protect the Employer's business.

         8.2      COVENANTS OF THE EXECUTIVE

         In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

                  (a) during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any business who competes in the compressed air services anywhere within the world;


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provided, however, that the Executive may purchase or otherwise acquire up to
(but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

                  (b) whether for the Executive's own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Executive to be a customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Employer;

                  (c) whether for the Executive's own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period without the Employer's prior written consent, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the Employment Period and for three years thereafter, interfere with the Employer's relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer; or

                  (d) at any time during or after the Employment Period, disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

For purposes of this Section 8.2, the term "Post-Employment Period" means the three year period beginning on the date of termination of the Executive's employment with the Employer.

         If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

         The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Executive of such covenant.

         The Executive will, while the covenant under this Section 8.2 is in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Executive's employer. The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

9.       GENERAL PROVISIONS

         9.1      INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

         The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (as a result of the provisions of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any


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breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Section 9 or any other remedies of the Employer, if the Executive breaches any of the provisions of Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

         9.2      COVENANTS OF SECTIONS 7 AND 8 ARE ESSENTIAL AND INDEPENDENT
                  COVENANTS

         The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Employer would not have entered into this Agreement. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

         The Executive's covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, will not excuse the Executive's breach of any covenant in Section 7 or 8.

         If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 6.5, 7 and 8.

         9.3      REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

         The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

         9.4      OBLIGATIONS CONTINGENT ON PERFORMANCE

         The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

         9.5      WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

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

         9.6      BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

         This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

         9.7      NOTICES

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nation-ally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         If to Employer:            AirComp, LLC
                                    7660 Woodway, Suite 200
                                    Houston, Texas  77063

                                    Attention:  Chairman of Management Committee
                                    Facsimile No.:   _______________

         With a copy to:            Wilson, Cribbs & Goren, P.C.
                                    2500 Fannin
                                    Houston, Texas  77002

                                    Attention:       Theodore F. Pound III
                                    Facsimile No.:   (713) 229-8824

         If to the Executive:       Terry Keane
                                    3431 Chapel Square Drive
                                    Spring, Texas  77388

                                    Facsimile No.:   _______________

         With a copy to:            Steve Williard
                                    2719 Colquitt Street
                                    Houston, Texas  77098

                                    Facsimile No.:  (713) 529-6315


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         9.8      ENTIRE AGREEMENT; AMENDMENTS

         This Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

         9.9      GOVERNING LAW

         This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

         9.10     JURISDICTION

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

         9.11     SECTION HEADINGS, CONSTRUCTION

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         9.12     SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         9.13     COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         9.14     WAIVER OF JURY TRIAL

         THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.


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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date above first written above.

EMPLOYER:                           AIRCOMP, LLC



                                    By: Allis-Chalmers Corporation, Member
                                    By:  /s/ Munawar H. Hidayatallah
                                    Name: Munawar H. Hidayatallah
                                    Title:  Chairman and Chief Executive Officer



EXECUTIVE:                          TERRY KEANE



                                    By:  /s/ Terry Keane



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